Exhibit 99.1
Blue Nile Announces Second Quarter 2010 Financial Results
Record Second Quarter Sales of $76.6 Million, Representing Growth of 9.7%
Non-GAAP Adjusted EBITDA Totals $6.9 Million
Earnings Per Diluted Share Total $0.19
SEATTLE, August 5, 2010 — Blue Nile, Inc. (Nasdaq: NILE), the leading online retailer of diamonds and fine jewelry, today reported financial results for its second quarter ended July 4, 2010.
Net sales increased 9.7% to $76.6 million, a record second quarter sales level. Operating income for the quarter totaled $4.2 million, representing an operating margin of 5.5% of net sales. Net income totaled $2.8 million, or $0.19 per diluted share.
Non-GAAP adjusted EBITDA for the quarter totaled $6.9 million, a record second quarter level. For the trailing twelve month period ended July 4, 2010, net cash provided by operating activities totaled $24.1 million and Non-GAAP free cash flow totaled $22.1 million.
“We delivered record second quarter sales and non-GAAP adjusted EBITDA in what remains a challenging consumer environment. While we experienced high growth throughout most of the quarter, we saw a slowdown in consumer demand in the month of June,” said Diane Irvine, Chief Executive Officer. “Consumers overall began to pull back on high ticket purchases, unlike earlier in the year, based on economic concerns such as high unemployment levels and market volatility. Despite this, we are confident that our competitive position remains stronger than ever based upon our differentiated business model and unique consumer proposition, which allows us to provide the highest quality diamonds and fine jewelry to our customers at tremendous values. This positions us well to continue to gain market share in the industry, regardless of overall consumer trends.”
Highlights
•	International sales grew 28.2% in the quarter to $9.1 million, a record level for any second quarter in the Company’s history. Excluding the impact from changes in foreign exchange rates, international sales increased 21.1%.

•	Total orders during the quarter increased approximately 3.5% to 39,407. Average ticket for the quarter increased approximately 6% to $1,944.

•	Gross profit for the quarter totaled $16.2 million, an increase of 7.8% from the prior year. As a percentage of sales, gross profit totaled 21.1%.

•	Within product categories, sales growth during the quarter was strongest in non-engagement jewelry, including diamond bands, earrings and necklaces.

•	Selling, general and administrative expenses for the quarter were $12.0 million, representing 15.6% of sales. Selling, general and administrative expenses include stock-based compensation expense of $1.8 million in the second quarter.

•	Net income per diluted share for the quarter includes stock-based compensation expense of $0.08.

•	At the end of the second quarter, cash and cash equivalents totaled $47.1 million.

•	During the quarter, the Company repurchased 213,001 shares of its common stock for $10.0 million.

•	The diamond selection on Blue Nile’s website increased to over 73,000 of the highest quality, independently certified diamonds as a result of adding new domestic and international suppliers. This selection is unique among jewelry retailers and creates exceptional choices for consumers as they customize beautiful pieces of diamond jewelry.

Financial Guidance
The following forward-looking statements reflect Blue Nile’s expectations as of August 5, 2010. Actual results may be materially affected by many factors, such as consumer spending, economic conditions and the various factors detailed below.
Expectations for the full year 2010 (Year Ending January 2, 2011):
- Net sales are expected to be between $325 million and $335 million, representing growth of 7.5% to 11% compared to fiscal year 2009.
- Diluted earnings per share are projected at $0.94 to $1.00.
- Free cash flow for the year is expected to be between $32 million and $39 million.
Forward-Looking Statements
This press release contains forward-looking statements that include risks and uncertainties, including, without limitation, all statements related to future financial and business performance, market opportunity and plans to grow our business. Words such as “expect,” “anticipate,” “believe,” “project,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon our current expectations. Forward-looking statements involve risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to general economic conditions, our fluctuating operating results, seasonality in our business, our ability to acquire products on reasonable terms, our online business model, demand for our products, our ability to attract customers in a cost effective manner, the strength of our brand, competition, fraud, system interruptions, our ability to fulfill orders and other risks detailed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended January 3, 2010. Additional information will also be set forth in our Quarterly Report on Form 10-Q for the quarter ended July 4, 2010, which we expect to file with the Securities and Exchange Commission on or before August 13, 2010. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Blue Nile undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.
Conference Call
The Company will host a conference call to discuss its second quarter financial results today at 2:00 p.m. PT/5:00 p.m. ET. A live webcast of the conference call may be accessed at http://investor.bluenile.com. Following the completion of the call, a recorded replay of the webcast will be available for 30 days at the same Internet address. This call will contain forward-looking statements and other material information regarding the Company’s financial and operating results. In the event that any non-GAAP financial measure is discussed on the conference call that is not described in this release, related complementary information will be made available at http://investor.bluenile.com as soon as practicable after the conclusion of the conference call.
Non-GAAP Financial Measures
To supplement Blue Nile’s consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), Blue Nile uses non-GAAP adjusted EBITDA and non-GAAP free cash flow as measures of certain components of financial performance. Blue Nile defines non-GAAP adjusted EBITDA as earnings before interest and other income, taxes, depreciation and amortization, adjusted to exclude the effects of stock-based compensation expense. Blue Nile defines non-GAAP free cash flow as net cash provided by (used in) operating activities less cash outflows for purchases of fixed assets, including internal use software and website development. The Company reports sales information in accordance with GAAP. Internally, management monitors its sales performance on a non-GAAP basis that eliminates the positive or negative effects that result from translating international sales into U.S. dollars (the “constant exchange rate basis”). Blue Nile’s management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors should also note that the non-GAAP financial measures used by Blue Nile may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as that of other companies. Whenever Blue Nile uses such non-GAAP financial measures, it provides a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measures. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.
Blue Nile’s management believes that non-GAAP adjusted EBITDA and non-GAAP free cash flow, as defined, as well as international sales on a constant exchange rate basis provide meaningful supplemental information to the Company and to investors. Blue Nile believes that both management and investors benefit from referring to these non-GAAP measures in assessing the performance of Blue Nile and when planning and forecasting future periods. Further, management believes that the inclusion of the non-GAAP adjusted EBITDA and non-GAAP free cash flow calculations provide consistency in Blue Nile’s financial reporting and comparability with similar companies in Blue Nile’s industry. Management believes the constant exchange rate measurement provides a more representative assessment of the sales performance and provides better comparability between reporting periods.
A reconciliation of non-GAAP adjusted EBITDA to net income is as follows (in thousands):

	Quarter ended	Quarter ended
	July 4, 2010	July 5, 2009
Net Income	$2,803	$2,844
Income tax expense	1,504	1,532
Other income, net	(59)	(38)
Depreciation and amortization	779	623
Stock-based compensation	1,844	1,885

Adjusted EBITDA	$6,871	$6,846

	Year to date ended	Year to date ended
	July 4, 2010	July 5, 2009
Net Income	$5,191	$4,784
Income tax expense	2,769	2,576
Other income, net	(132)	(118)
Depreciation and amortization	1,525	1,213
Stock-based compensation	3,698	3,668

Adjusted EBITDA	$13,051	$12,123

A reconciliation of differences of non-GAAP free cash flow from the comparable GAAP measure of net cash provided by (used in) operating activities is as follows (in thousands):

	Quarter ended	Quarter ended
	July 4, 2010	July 5, 2009
Net cash provided by operating activities	$9,851	$15,496
Purchases of fixed assets, including internal-use software and website development	(391)	(572)

Non-GAAP free cash flow	$9,460	$14,924

	Twelve months ended	Twelve months ended
	July 4, 2010	July 5, 2009
Net cash provided by operating activities	$24,110	$25,098
Purchases of fixed assets, including internal-use software and website development	(2,044)	(2,338)

Non-GAAP free cash flow	$22,066	$22,760

The following table reconciles year-over-year total company sales as well as international sales percentage increases (decreases) from the GAAP sales measures to the non-GAAP constant exchange rate basis:

Quarter ended		Effect of foreign exchange	Year over year growth on
July 4, 2010	Year over year growth	movements	constant exchange rate basis
International Sales	28.2%	7.1%	21.1%
About Blue Nile, Inc.
Blue Nile, Inc. is the leading online retailer of diamonds and fine jewelry. The Company delivers the ultimate customer experience, providing consumers with a superior way to buy engagement rings, wedding rings and fine jewelry. Blue Nile offers in-depth educational materials and unique online tools that place consumers in control of the jewelry shopping process. The Company has some of the highest quality standards in the industry and offers thousands of independently certified diamonds and fine jewelry at prices significantly below traditional retail. Blue Nile can be found online at www.bluenile.com, www.bluenile.ca and www.bluenile.co.uk. Blue Nile’s shares are traded on the Nasdaq Stock Market LLC under the symbol NILE.
Contact:
Blue Nile, Inc.
John Baird, 206.336.6805 (Media)
johnb@bluenile.com

BLUE NILE, INC.
Condensed Consolidated Balance Sheets
(in thousands)

	July 4,	January 3,
	2010	2010
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$47,105	$78,149
Short-term investments	—	15,000
Trade accounts receivable	1,855	1,594
Other accounts receivable	245	241
Inventories	18,466	19,434
Deferred income taxes	231	449
Prepaids and other current assets	1,218	977

Total current assets	69,120	115,844
Property and equipment, net	6,783	7,332
Intangible assets, net	299	325
Deferred income taxes	7,861	6,769
Other assets	98	145

Total assets	$84,161	$130,415

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$46,720	$76,128
Accrued liabilities	5,791	9,805
Current portion of long-term financing obligation	45	44
Current portion of deferred rent	168	205

Total current liabilities	52,724	86,182
Long-term financing obligation, less current portion	773	796
Deferred rent, less current portion	90	168
Stockholders’ equity:
Common stock	20	20
Additional paid-in capital	163,624	156,030
Accumulated other comprehensive (loss) income	(173)	61
Retained earnings	54,190	48,999
Treasury stock	(187,087)	(161,841)

Total stockholders’ equity	30,574	43,269

Total liabilities and stockholders’ equity	$84,161	$130,415

BLUE NILE, INC.
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Quarter ended		Year to date ended
	July 4,	July 5,	July 4,	July 5,
	2010	2009	2010	2009
Net sales	$76,599	$69,852	$150,659	$132,255
Cost of sales	60,400	54,822	118,659	104,022

Gross profit	16,199	15,030	32,000	28,233

Selling, general and administrative expenses	11,951	10,692	24,172	20,991

Operating income	4,248	4,338	7,828	7,242

Other income, net:
Interest income, net	7	11	12	78
Other income, net	52	27	120	40

Total other income, net	59	38	132	118

Income before income taxes	4,307	4,376	7,960	7,360
Income tax expense	1,504	1,532	2,769	2,576

Net income	$2,803	$2,844	$5,191	$4,784

Basic net income per share	$0.19	$0.20	$0.36	$0.33

Diluted net income per share	$0.19	$0.19	$0.34	$0.32

Shares used for computation (in thousands):
Basic	14,426	14,512	14,496	14,504
Diluted	15,104	15,215	15,193	14,971

BLUE NILE, INC.
Condensed Consolidated Statements of Cash Flow
(Unaudited)
(in thousands)

	Year to date ended
	July 4,	July 5,
	2010	2009
Operating activities:
Net income	$5,191	$4,784
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	1,525	1,213
Loss on disposal of property and equipment	—	9
Stock-based compensation	3,758	3,748
Deferred income taxes	(874)	(267)
Tax benefit from exercise of stock options	2,808	92
Excess tax benefit from exercise of stock options	(158)	(23)
Changes in assets and liabilities:
Receivables	(265)	327
Inventories	968	3,101
Prepaid expenses and other assets	(193)	(291)
Accounts payable	(29,434)	(16,619)
Accrued liabilities	(4,039)	(1,889)
Deferred rent and other	(116)	(106)

Net cash used in operating activities	(20,829)	(5,921)

Investing activities:
Purchases of property and equipment	(907)	(1,208)
Maturity of short-term investments	15,000	—

Net cash provided by (used in) investing activities	14,093	(1,208)

Financing activities:
Repurchase of common stock	(25,246)	—
Proceeds from stock option exercises	954	697
Excess tax benefit from exercise of stock options	158	23
Principal payments under long-term financing obligation	(22)	(20)

Net cash (used in) provided by financing activities	(24,156)	700

Effect of exchange rate changes on cash and cash equivalents	(152)	7

Net decrease in cash and cash equivalents	(31,044)	(6,422)

Cash and cash equivalents, beginning of period	78,149	54,451

Cash and cash equivalents, end of period	$47,105	$48,029